Filed Pursuant to Rule 424(b)(3)

Registration No. 333-164777

CLARION PARTNERS PROPERTY TRUST INC.

SUPPLEMENT NO. 10 DATED MARCH 4, 2013

TO THE PROSPECTUS DATED APRIL 23, 2012

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2012 and Supplement No. 8 dated January 22, 2013 and Supplement No. 9 dated February 1, 2013, relating to our offering of up to $2,250,000,000 in shares of our common stock.

The unaudited net asset value, or NAV, per Class A and Class W share of our common stock, as determined in accordance with our valuation guidelines, for each day that the New York Stock Exchange was open for unrestricted trading, which we refer to as a business day, during the month of February 2013 is set forth below.

	NAV Per Share
Date	Class A	Class W
February 1, 2013	$10.21	$10.22
February 4, 2013	$10.22	$10.22
February 5, 2013	$10.22	$10.23
February 6, 2013	$10.23	$10.23
February 7, 2013	$10.23	$10.23
February 8, 2013	$10.23	$10.23
February 11, 2013	$10.23	$10.24
February 12, 2013	$10.24	$10.24
February 13, 2013	$10.24	$10.24
February 14, 2013	$10.24	$10.24
February 15, 2013	$10.24	$10.24
February 19, 2013	$10.25	$10.25
February 20, 2013	$10.25	$10.25
February 21, 2013	$10.25	$10.25
February 22, 2013	$10.25	$10.25
February 25, 2013	$10.26	$10.26
February 26, 2013	$10.26	$10.26
February 27, 2013	$10.26	$10.26
February 28, 2013	$10.26	$10.26

Each business day, our NAV per share for each class of shares is posted on our website, www.clarionpartnerstrust.com, and made available on our toll-free, automated telephone line, 1-877-999-REIT (7348).